Symyx Technologies, Inc.
1263 East Arques Avenue
Sunnyvale, California 94085
(408) 764-2000

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

August 12, 2008

SUMMARY TERM SHEET

The following is a summary of the material terms of the offer to exchange outstanding options to purchase common stock (the “Offer”).  We urge you to read carefully the remainder of this Offer To Exchange Outstanding Options To Purchase Common Stock (together with the related cover letter, this Summary Term Sheet, the Glossary and the Questions and Answers, the “Offer Documents”), including the attachments that follow, and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the SEC in connection with the Offer.  We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary. Capitalized terms are defined in the Glossary beginning on page 8.

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Offer.  We are offering Eligible Employees the opportunity to exchange Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock.  Eligible Option Grants are outstanding stock options under the Company Option Plans with an exercise price equal to or greater than $12.00 per share.  (See Section 1)

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Eligible Employees.  The Offer will be open to all persons that, as of the Commencement Date, are employed by us or our Subsidiaries, excluding members of our Board of Directors, our executive officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted, each of whom will not be eligible to participate in the Offer.

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Voluntary Participation; Exchange.  Your participation in the Offer is voluntary.  You may exchange one or more of your Eligible Option Grants for Replacement Options.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.

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Exchange Ratios.  We have established five exchange ratios for Eligible Option Grants depending on their exercise prices.  In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using a binomial valuation model established by a third party.  The following table sets forth the five exchange ratios and the range of exercise prices of Eligible Option Grants applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Stock Option Shares per Replacement Option Shares
$12.00-$18.00	2 to 1
$18.01-$25.49	3.5 to 1
$25.50-$30.00	4.5 to 1
$30.01-$35.00	8 to 1
$35.01-$58.25	30 to 1

We will not issue any Replacement Options covering a fractional share in the exchange.  The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.

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Replacement Options.  Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Employee’s continued employment with us or one of our Subsidiaries.  The Replacement Options will be subject to vesting, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender.  The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced.  The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.  We expect to grant the Replacement Options immediately after the Expiration Date.  If you exchange Eligible Option Grants for Replacement Options and your employment with us or one of our Subsidiaries terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your employment with us or one of our Subsidiaries terminates. Under the terms of the 2007 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally fully vest in the event of certain change-in-control transactions.

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Other Terms and Conditions of Replacement Options.  Replacement Options will be nonstatutory stock options granted pursuant to the 2007 Plan. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Eligible Employees generally will recognize taxable income upon the exercise of Replacement Options granted under the 2007 Plan, and the taxable income is subject to income and employment tax withholding. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2007 Plan.

•	Timing. We commenced the Offer on August 12, 2008. The Expiration Date of the Offer is currently September 10, 2008, but we may extend the expiration of the Offer to a later date.

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Eligibility.  If for any reason you are not employed by us or any of our Subsidiaries on the Commencement Date, you will not be eligible to participate in the Offer.  If you are not employed by us or one of our Subsidiaries on the Expiration Date, your tender of your stock options will not be accepted.  If the Expiration Date and the grant date are different and you are an employee of Symyx or one of our Subsidiaries (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us or one of our Subsidiaries (including on a leave of absence) through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated.  Options held by our executive officers, members of our Board of Directors, as well as those held by our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted may not be exchanged in the Offer.

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Election.  To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Pacific Time, on the Expiration Date in accordance with the procedures described in the Offer Documents.  You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date by following similar procedures.  You may not withdraw or change your election after the stated time on the Expiration Date.  (See Sections 3 and 4)

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Conditions to the Offer.  The Offer is subject to a number of conditions.  If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange.  (See Section 6)

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Trading Price for Our Common Stock.  Shares of our common stock are traded on Nasdaq under the symbol “SMMX.”  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.  (See Section 7)

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Tax Consequences. The exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the grant of Replacement Options.  (See Section 13)

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Amendment and Termination.  As long as we comply with applicable laws, we may amend or terminate the Offer in any way.  We will notify you if we amend or terminate the Offer.  We may be required to extend the Offer in the event we materially change the terms of the Offer.  (See Section 14)

SYMYX TECHNOLOGIES, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,
ON SEPTEMBER 10, 2008, UNLESS WE EXTEND THE EXPIRATION OF THE OFFER TO A LATER DATE

We are offering Eligible Employees the opportunity to exchange outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $12.00 per share for Replacement Options to purchase a reduced number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Options are granted. We expect to grant the Replacement Options immediately after the Expiration Date.  The Replacement Options will be granted pursuant to our 2007 Stock Incentive Plan.  If you are an Eligible Employee and wish to accept the Offer, you must complete an Election Form agreeing to exchange one or more of your Eligible Option Grants for Replacement Options and specifying the Eligible Option Grants to be exchanged.  The Offer is currently expected to expire at 5:00 p.m., U.S. Pacific Time, on September 10, 2008, unless we extend the expiration of the Offer to a later date.  Capitalized terms are defined in the Glossary beginning on page 8.

The Offer will be open to all persons that as of the commencement of the Offer are employed by us or our Subsidiaries. However, members of our Board of Directors, our executive officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

The exchange ratios of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options issued range from 2-to-1 to 30-to-1.  In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using a binomial valuation model established by a third party.

If you are an Eligible Employee, you may exchange one or more of your outstanding Eligible Option Grants for Replacement Options.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.  Your election to exchange one or more of your outstanding Eligible Option Grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the time the Offer expires on the Expiration Date.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately after the Expiration Date.  The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced.  The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Employee’s continued employment with us or one of our Subsidiaries.  The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants.  The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.

We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents.  Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of the Offer Documents.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Shares of our common stock are quoted on The Nasdaq Global Select Market under the symbol “SMMX.”  On July 31, 2008, the closing price of our common stock as reported on Nasdaq was $9.49.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

A listing of all of your Eligible Option Grants can be obtained by accessing your Citi Smith Barney account at www.benefitaccess.com.  If you are unable to access your Citi Smith Barney account, you may contact Global Shares via email at Symyx@globalshares.com.

If you have any questions regarding the Offer, please consult the Offer Documents and the Schedule TO.  If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact Jim Vidano at exchangeoffer@symyx.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary.  If you decide to participate in the Offer, you must properly complete the Election Form found at Symyx’s intranet site and deliver it in accordance with its instructions before 5:00 p.m. U.S. Pacific Time on the Expiration Date (currently September 10, 2008), or on a later date if we extend the expiration of the Offer to a later date.  If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors.  You should consult your personal advisors if you have questions about your financial and/or tax situation.  The information about the Offer is limited to the Offer Documents.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

2007 Plan means our 2007 Stock Incentive Plan.  All Replacement Options will be issued under the 2007 Plan.

Commencement Date means the date that we first provide to Eligible Employees the opportunity to participate in the Offer and the means to exchange Eligible Option Grants.

Company Option Plans means our 2007 Plan, 1997 Stock Plan, 2001 Nonstatutory Stock Option Plan and 1996 Stock Option Plan.

Board of Directors means the board of directors of Symyx.

Eligible Employees means all persons that as of the commencement of the Offer are employed by us or our Subsidiaries, excluding members of our Board of Directors, our executive officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted.

Eligible Option Grants means all outstanding stock options that were granted under our Company Option Plans held by Eligible Employees that have an exercise price that is equal to or greater than $12.00 per share.

As used in these materials, employed and employment does not include service as a member of our Board of Directors.

Expiration Date means the time that the Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Time on September 10, 2008, unless we extend the expiration of the Offer to a later date.

Fair Market Value means the closing sales price of our common stock as quoted on Nasdaq on the date of determination (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).

Nasdaq means The Nasdaq Global Select Market.

Offer means this offer to exchange Eligible Option Grants for Replacement Options.

Offer Documents means this Offer To Exchange Outstanding Options To Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (as they each may be amended from time to time).

Replacement Options means options issued pursuant to the Offer in exchange for the Eligible Option Grants.

SEC means the U.S. Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

Subsidiary or Subsidiaries means the following subsidiaries of Symyx: Symyx Tools, Inc.; Symyx Software, Inc.; Symyx Technologies International, Inc.; Symyx Technologies (France) SARL; Symyx Technologies (Germany) GmbH; Symyx Technologies (UK) Ltd; Symyx Technologies Japan K.K.; Symyx Technologies Europe SA; MDL Information Systems AG; and MDL Information Systems (Sweden) AB.

Symyx means Symyx Technologies, Inc.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Employees that, as of the Commencement Date, are employed by us or one of our Subsidiaries, the opportunity to exchange their Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock.  However, members of our Board of Directors, our executive officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

Eligible Option Grants are all outstanding options to purchase shares of our common stock that were granted under our Company Option Plans and are held by Eligible Employees that have an exercise price that is equal to or greater than $12.00 per share

As of July 31, 2008, approximately 6,235,076 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 2,888,939 shares were covered by Eligible Option Grants.

Your participation in the Offer is voluntary.  You may exchange one or more of your Eligible Option Grants.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.  The Offer is subject to the terms and conditions described in the Offer Documents.  We will only accept for exchange Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Section 4 of the Offer Documents before the Offer expires on the Expiration Date.

The exchange ratios of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options issued range from 2-to-1 to 30-to-1.  In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using a binomial valuation model established by a third party.  We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants.  The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately after the Expiration Date.  The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced.  The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Employee’s continued employment with us or one of our Subsidiaries.  The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.

If you exchange any Eligible Option Grants under the Company Option Plans, then your Replacement Options will be granted under the 2007 Plan.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.  YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE (OR THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, IF DIFFERENT), FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER.  IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $12.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

The Expiration Date of the Offer means 5:00 p.m., U.S. Pacific Time, on September 10, 2008, unless we, in our discretion, extend the expiration of the Offer to a later date.  If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires.  See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.	PURPOSE OF THE OFFER.

 Historically, we have regularly granted stock options to virtually all of our employees. When our Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the market price of a share of our common stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced a significant decline during the last several years. In particular, in early 2007, as we recognized the needs to transition our business model, strengthen our management team and improve Symyx’s operational efficiency, we reduced our financial forecast for the rest of fiscal 2007.  As a result, our stock price declined significantly and has remained well below prior levels.  Through the remainder of 2007, we reinforced our management team and embarked on an integrated technology platform strategy based on Symyx Software (electronic laboratory notebooks, content, laboratory logistics and analysis), Symyx Tools (modular and integrated workflows that can be enhanced by Symyx Software) and Symyx Research (collaborative research and directed services) to support the entire R&D process in the life science, chemical and energy markets.  Further, in October 2007, we acquired MDL Information Systems, Inc., a leading provider of innovative informatics software, databases and services that can accelerate successful scientific research and development by improving the speed and quality of scientists’ decision making.  We are continuing to pursue our revised business strategy aggressively, but these efforts have not yet translated into a substantial improvement in our stock price.  Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock.

As of July 31, 2008, Eligible Employees held options for approximately 2,888,939 shares with exercise prices equal or greater than $12.00 per share.  On July 31, 2008, the closing price of our common stock as reported by Nasdaq was $9.49.  We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs.  Options that are substantially “out of the money” are no longer effective as performance and retention incentives.  We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.

In addition, many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised by our employees.  As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended purpose of incentivizing employees.  Assuming that 100% of Eligible Employees participate in the Offer and surrender all of their Eligible Option Grants for exchange, Eligible Option Grants covering approximately 2,888,939 shares of our common stock as of July 31, 2008 would be surrendered and cancelled, while approximately 741,345 shares of our common stock subject to Replacement Options would be issued, resulting in a net reduction of approximately 2,147,594 shares of our common stock subject to outstanding stock options.

We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue collaborations and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets, and are in negotiations to acquire a company that we do not believe will be a material acquisition.  We intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold or otherwise discontinued.  Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)
any change in our present Board of Directors, including a change in the number or term of directors (although as part of our Governance Committee’s goal to maintain a strong board of directors with experience and expertise in corporate governance, we intend to identify and appoint one or more additional members to the Board as and when appropriate);

(f)	any other material change in our corporate structure or business;

(g)	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j)	the acquisition by any person of our securities or the disposition of our securities; or

(k)	any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal, investment and/or tax advisors.  You must make your own decision whether to exchange your Eligible Option Grants.

3.	PROCEDURES.

Making Your Election.  To make your election to accept or reject the Offer, you must make your election and submit the Election Form to Global Shares via email at Symyx@GlobalShares.com or facsimile to Global Shares at (925) 886-8822 before 5:00 p.m., U.S. Pacific Time, on the Expiration Date. The Election Form is found on our intranet website.  If you cannot use this website, please contact Jim Vidano at exchangeoffer@symyx.com or Global Shares at Symyx@GlobalShares.com.  A listing of all of your Eligible Option Grants can be obtained by accessing your Citi Smith Barney account at www.benefitaccess.com. If you are unable to access your Citi Smith Barney account, you may contact Global Shares via email at Symyx@globalshares.com.

You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange.  You will be required to return your stock option agreements only upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the option holder.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged.  We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder.  No Eligible Option Grant will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement.  If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer.  Our acceptance of Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.  You may change your election at any time beginning on the Commencement Date and ending at 5:00 p.m., U.S. Pacific Time, on the Expiration Date.

To change your election, you must deliver a Notice of Withdrawal, or re-deliver the Election Form, each to Global Shares at Symyx@GlobalShares.com or facsimile to (925) 886-8822, before 5:00 p.m., U.S. Pacific Time, on the Expiration Date.  Each of these documents is located on our intranet website.  If you cannot use this website, please contact Jim Vidano at exchangeoffer@symyx.com or Global Shares at Symyx@GlobalShares.com.  The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Pacific Time, on the Expiration Date will be treated as your final election with respect to the Offer.  After you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your Eligible Option Grants from the exchange.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer.  We expect to grant the Replacement Options immediately after the Expiration Date.

The exchange ratios of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options to be issued range from 2-to-1 to 30-to-1.  In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using a binomial valuation model established by a third party.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants.  The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.

A listing of all of your Eligible Option Grants can be obtained by accessing your Citi Smith Barney account at www.benefitaccess.com. If you are unable to access your Citi Smith Barney account, you may contact Global Shares via email at Symyx@globalshares.com.

If you are an employee of Symyx or one of our Subsidiaries (including an employee on a leave of absence) as of the Commencement Date but your employment by us or one of our Subsidiaries terminates prior to the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted.  If the Expiration Date and the grant date are different and you are an employee of Symyx or one of our Subsidiaries (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us or one of our Subsidiaries (including on a leave of absence) through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated.

If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted.  If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants.  After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange, including:

•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment.

•
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•
any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)
make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)
delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit.  We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights.  The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

Also, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement Options are granted, you will not receive any Restricted Stock Grants or have a right to any Eligible Option Grants that were previously cancelled.  If your employment with us or one of our Subsidiaries is terminated as part of any announced reduction in force, you will fall within this category.  THEREFORE, IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING ON A LEAVE OF ABSENCE) FROM THE EXPIRATION DATE THROUGH THE DATE THE REPLACEMENT OPTIONS ARE TO BE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to the Offer are not publicly traded.  However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on Nasdaq under the symbol “SMMX.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.
Quarter ended	High	Low

Fiscal Year 2008
Through August 8, 2008	$11.42	$6.48
June 30, 2008	$8.64	$6.88
March 31, 2008	$8.26	$5.79

Fiscal Year 2007
December 31, 2007	$10.42	$6.90
September 30, 2007	$11.55	$8.09
June 30, 2007	$18.21	$9.86
March 31, 2007	$21.87	$16.01

Fiscal Year 2006
December 31, 2006	$25.20	$19.40
September 30, 2006	$25.14	$20.96
June 30, 2006	$30.40	$22.21
March 31, 2006	$29.58	$24.00

On August 8, 2008, the closing price of our common stock as reported by Nasdaq was $10.93.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.	EXCHANGE RATIOS.

We have established five exchange ratios for Eligible Option Grants depending on their exercise price.  In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using a binomial valuation model established by a third party.  The following table sets forth the five exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option

$12.00-$18.00	2 to 1
$18.01-$25.49	3.5 to 1
$25.50-$30.00	4.5 to 1
$30.01-$35.00	8 to 1
$35.01-$58.25	30 to 1

The total number shares subject to the Replacement Option an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.  For example, if an Eligible Employee holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 500 shares (i.e., after applying the applicable 2 to 1 exchange ratio set forth in the table above with such Replacement Option) having an exercise price equal to the Fair Market Value of our common stock on the date the Replacement Option is granted.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately after the Expiration Date.   The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced. The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of an Eligible Employee’s continued employment with us or one of our Subsidiaries.  The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.  Replacement Options will be nonstatutory stock options granted pursuant to the 2007 Plan. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2007 Plan. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2007 Plan prospectus and supplement on our intranet website.

Eligible Employees generally will recognize taxable income upon the exercise of Replacement Options granted under the 2007 Plan, and that taxable income is subject to income and employment tax withholding. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise.

If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 741,345 shares of our common stock.  As of July 31, 2008, there were approximately 33,785,079 shares of our common stock outstanding.  The common stock issuable upon exercise of the Replacement Options would equal approximately 2.2% of the total shares of our common stock outstanding as of July 31, 2008.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A.  As of the close of business on July 31, 2008, our executive officers and non-employee directors (13) persons) as a group held options outstanding under the Company Option Plans to purchase a total of 2,018,495 shares of our common stock.  This covered approximately 32.4% of the shares subject to all options outstanding under the Company Option Plans as of the same date.  Members of our Board of Directors and our executive officers will not be eligible to participate in the Offer.

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised.  Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on May 13, 2008, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as amended) and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under Company Option Plans, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE.

We have designed the proposed Offer in a manner intended to ensure that, in the aggregate, the fair value of the Eligible Option Grants surrendered in the exchange is approximately equal to the fair value of the Replacement Options granted in the exchange.  The Offer is intended to restore competitive and appropriate equity incentives for our employees and those of our Subsidiaries and to reduce our existing overhang.

Many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended purpose of incentivizing employees. If we implement the Offer, the shares subject to the Eligible Option Grants surrendered under the Offer that are not subject to the Replacement Options will not be returned to the 2007 Plan. We have discontinued the issuance of stock awards under all of the Company Option Plans other than the 2007 Plan. Assuming that 100% of Eligible Employees participate in the Offer, Eligible Option Grants covering approximately 2,888,939 shares of our common stock as of July 31, 2008, would be surrendered and cancelled, while approximately 741,345 Replacement Options would be issued, resulting in a net reduction of approximately 2,147,594 shares of our common stock underlying outstanding equity awards.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Replacement Options as described in the Offer Documents.  If any other approval or action should be required, we presently intend to seek such approval or take such action.  This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER.  THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.  THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS.  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange.  If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Replacement Options

If you participate in the Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Replacement Options.  However, on the date or dates when you exercise your Replacement Options and receive shares of common stock, you generally will recognize ordinary income equal to the fair market value of the shares.  When shares are delivered to you upon exercise of your Replacement Options, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations.  We may require you to satisfy the applicable tax withholding requirements, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise.  We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations.  Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Stock Options

If you participate in the Offer, your Eligible Option Grants will be exchanged for Replacement Options. All Replacement Options issued in the exchange will be nonstatutory stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.  Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs.  In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders.  Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment.  If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date.  Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934.  Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.  We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16.	INFORMATION ABOUT US.

General

Symyx Technologies, Inc. was incorporated in California on September 20, 1994 and reincorporated in Delaware in February 1999. Symyx’s headquarters are in Sunnyvale, California.  Our principal executive offices are located at 1263 East Arques Avenue, Sunnyvale, California, 94085, and our telephone number is (408) 764-2000. Our website is located at www.symyx.com. The information on our website is not a part of the Offer Documents.

Symyx (together with its wholly-owned subsidiaries) is a global provider of research and development execution and innovation for the chemicals, energy, life science, consumer product and other industries. Symyx performs research for customers using proprietary technologies to discover new and innovative materials, sells automated high-throughput instrumentation, licenses software for use in customers’ own laboratories, and licenses discovered materials and intellectual property.

Financial

Set forth below is a selected summary of certain financial information about Symyx.  This selected financial information is derived from our consolidated financial statements as filed with the SEC.  The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as amended) and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008.

(all amounts in thousands except for per share)	Year Ended December 31,		Six Months Ended June 30,
	2007	2006	2008	2007
Condensed Consolidated Statement of Operations Data:
Revenue:
Service	$59,034	$57,933	$38,755	$27,027
Product sales	34,898	33,526	9,584	10,482
License fees, content and royalties	31,140	33,441	29,219	13,015
Total revenue	$125,072	$124,900	$77,558	$50,524
Cost of revenue:
Cost of service	8,995	6,519	9,840	3,523
Cost of products sold	14,281	11,811	4,299	4,913
Cost of license fees, content and royalties	1,773	–	2,918	–
Amortization of intangible assets arising from business combinations	3,873	2,571	3,567	1,399
Total cost of revenue	28,922	20,901	20,624	9,835
Gross Profit	96,150	103,999	56,934	40,689
Operating expenses:
Research and development	66,186	59,268	40,416	29,942
Sales, general and administrative	41,935	34,497	29,521	19,105
Acquired in-process research and development	2,500	1,392	–	–
Amortization of intangible assets arising from business combinations	2,253	1,699	2,956	519
Total operating expenses	112,874	96,856	72,893	49,566
Income (loss) from operations	(16,724)	7,143	(15,959)	(8,877)
Gain from sale of equity interest in Ilypsa, Inc.	40,826	–	–	–
Interest and other income, net	5,694	7,709	2,396	3,494
Income (loss) before income tax expense and equity loss	29,796	14,852	(13,563)	(5,383)
Income tax benefit (expense)	(10,698)	(6,382)	5,246	3,155
Equity in loss from investment in Visyx Technologies Inc.	(314)	(186)	–	(214)
Net income (loss)	$18,784	$8,284	$(8,317)	$(2,442)
Basic net income (loss) per share	$0.57	$0.25	$(0.25)	$(0.07)
Shares used in computing basic net income per share	33,199	33,199	33,631	33,192
Diluted net income per share	$0.56	$0.24	$(0.25)	$(0.07)
Shares used in computing diluted net income per share	33,557	34,214	33,631	33,192

Consolidated Balance Sheet Data (at period end):
Cash, cash equivalents and available-for-sale securities	$45,472	$149,995	$88,164	$52,652
Working capital	$36,078	$146,180	$37,215	$148,143
Long-term investments	$13,500	$13,714	$13,500	$13,500
Goodwill and intangible assets	$180,515	$31,657	$176,344	$29,586
Total assets	$314,982	$260,006	$338,588	$251,121
Total stockholders’ equity	$252,241	$228,376	$247,626	$227,198

Symyx’s book value per share as of December 31, 2007 was $7.51.  Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at December 31, 2007 amounted to 33,589,426.  Symyx’s book value per share as of June 30, 2008 was $7.33.  The number of our issued and outstanding common shares, net of shares held in treasury, at June 30, 2008 amounted to 33,779,260.

17.	ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC.  The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended by Amendment No. 2 on Form 10-K/A filed May 13, 2008;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

(c)	our Current Reports on Form 8-K filed with the SEC on January 10, 2008, February 13, 2008, February 15, 2008, April 18, 2008, May 16, 2008, June 16, 2008 and August 1, 2008;

(d)	our Definitive Proxy Statement for our fiscal 2008 Annual Meeting of Stockholders, filed with the SEC on May 13, 2008; and

(e)
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 22, 1999, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 000-27765.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

100 F Street, N.E.	500 West Madison Street
Washington, D.C. 20549	Suite 1400
Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “SMMX” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

Symyx Technologies, Inc.
1263 East Arques Avenue
Sunnyvale, California 94085
Attn: Stock Administrator

or by telephoning us at (408) 764-2000 between the hours of 9:00 a.m. and 5:00 p.m., Sunnyvale, California, local time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.

The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer.  These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December  31, 2007 (as amended) and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008.  WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 (AS AMENDED) AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED JUNE 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law.  If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.  The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

Our directors and executive officers and their (a) ages, (b) positions and offices and (c) the number of shares of our common stock subject to stock options held as of July 31, 2008, are set forth in the following table:

Name	Age	Positions and Offices Held	Shares Subject to Outstanding Options
Steven D. Goldby	68	Executive Chairman of the Board and Director	675,612
Isy Goldwasser	38	Chief Executive Officer and Director	817,759
Timothy Harkness	42	Director	—
Dr. David C. Hill	61	Director	—
Bruce Pasternack	60	Director	—
Chris van Ingen	62	Director	—
G. Stephen DeCherney	56	Director	—
Rex S. Jackson	48	Executive Vice President and Chief Financial Officer	120,000
Richard J. Rosenthal	52	Senior Vice President of Finance and Principal Accounting Officer	30,000
Trevor Heritage	42	President, Symyx Software	38,000
Richard Boehner	60	President, Symyx Research	100,000
Gerard Abraham	60	President, Symyx Tools	100,000
Kevin Cronin	48	Senior Vice President, Symyx Sales	137,124

The business address of each director and executive officer is: Symyx Technologies, Inc., 1263 East Arques Avenue, Sunnyvale, California 94085 and the business telephone number of each director and executive officer is (408) 764-2000.

Steven D. Goldby joined us in 1998 as our Chief Executive Officer. Mr. Goldby has served as a director and Chairman of the Board since July 1998, and has served as our Executive Chairman since June 2007. Prior to joining us, Mr. Goldby served as Chief Executive Officer and Chairman of the Board of MDL Information Systems, Inc. from 1987 to July 1998. Currently, Mr. Goldby serves as a director of Sunesis Pharmaceuticals, Inc. and Intermolecular, Inc. He is also a partner at Venrock.  Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

Isy Goldwasser has served as a director since July 2007 and has been with Symyx since our founding. He was appointed President and Chief Operating Officer in 1998 and was appointed Chief Executive Officer in June 2007. Mr. Goldwasser received a B.S. in chemical engineering from the Massachusetts Institute of Technology and an M.S. in engineering from Stanford University.

Timothy Harkness has served as a director since March 2008. Mr. Harkness was most recently Senior Vice President and Chief Financial Officer at Nektar Therapeutics, Inc., a biopharmaceutical company. From 1998 through April 2007, Mr. Harkness served as Chief Financial Officer of Molecular Devices Corporation, an international life sciences tools company, which was acquired by MDS, Inc. Previously, Mr. Harkness was in the health care investment banking group at Montgomery Securities and at Arthur Andersen. He serves as a director of FortéBio, Inc., a life sciences tools company. Mr. Harkness holds a B.B.A. from the University of Wisconsin, and an M.B.A. from Stanford University.

Dr. David C. Hill has served as a director since August 2007. He served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from 2006 to 2007. Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation as President of Engineered Materials. From 1980 to 1997, Dr. Hill was employed at AlliedSignal Inc., where his last position was President of Specialty Chemicals. Dr. Hill began his career at Union Carbide Corporation in 1970, and he has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation. Dr. Hill holds a Ph.D. in Materials Science and Engineering, a M.S. in Engineering and a B.S. in Materials Science and Engineering, all from the Massachusetts Institute of Technology.

Bruce Pasternack has served as a director since June 2007. Mr. Pasternack is a Venture Partner at CMEA Ventures. From May 2005 to May 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to that, Mr. Pasternack spent more than 28 years at Booz Allen Hamilton, Inc. where his last position was Senior Vice President and Managing Partner of its San Francisco office. He serves as a director of BEA Systems, Inc., Codexis, Inc. and Quantum Corporation and at several non-profit organizations. Mr. Pasternack holds a B.E. from The Cooper Union and a M.S.E. from the University of Pennsylvania.

Chris van Ingen has served as a director since March 2008. He recently retired from his position as President of the Bio-Analytical Measurement business of Agilent Technologies, Inc., a position he had held since May 2001. Prior to assuming that position, Mr. van Ingen held a number of positions in the Chemical Analysis Group of the Hewlett Packard Company and at Agilent Technologies, including Vice President of Sales and Marketing from 1996 to April 2001, Americas Marketing Center Manager from 1989 to 1996, Product Marketing Manager at the Avondale Division from 1986 to 1989, and Business Development Manager at the Avondale Division from 1984 to 1986.

G. Stephen DeCherney, M.D., M.P.H. has served as a director since July 2008 and was appointed to serve a three-year term expiring at the 2011 Annual Meeting of Stockholders.  Dr. DeCherney has been a Professor of Medicine (Adjunct) at the University of North Carolina since May 2005. Dr. DeCherney was employed by Quintiles Transnational Corporation, a contract research organization serving drug and medical device companies, from August 2004 to March 2008. Dr. DeCherney was a member of the Corporate Executive Committee during the same period. In addition, Dr. DeCherney most recently served as Chief Innovation Officer from March 2007 to March 2008 (the position from which he retired in March 2008), as President, Global Clinical Research Organization, from January 2006 to March 2007, as President, Clinical Research Organization, The Americas, from February 2005 to January, 2006, and as President, Clinical Research Organization, North America, from August 2004 to February, 2005.   From February 2000 to July 2004, Dr. DeCherney was employed by PRA International, a global clinical development organization, serving as Executive Vice President of Strategic Programs from March 2003 to July 2004 and Executive Vice President of Global Clinical Operations from February 2000 to March 2003.  Dr. DeCherney holds a B.A. in Molecular Biology and an M.P.H. in Health Services Management, both from Columbia University, and an M.D. from Temple University.

Rex S. Jackson joined Symyx in February 2007 as Executive Vice President, General Counsel and Secretary.  In June 2007, Mr. Jackson assumed the role of interim Chief Financial Officer, and in October 2007, was appointed Chief Financial Officer. Prior to joining Symyx, he served as Senior Vice President and General Counsel at Avago Technologies Ltd. and held multiple positions at Synopsys, Inc., most recently as Senior Vice President, General Counsel and acting Chief Financial Officer. Mr. Jackson obtained a B.A. degree in political science from Duke University and a J.D. degree from Stanford University.

Richard J. Rosenthal joined Symyx as Senior Vice President of Finance and Principal Accounting Officer in December 2007. Prior to Symyx, he was employed by LSI Corporation (“LSI”), a manufacturer of communications, consumer and storage semiconductors, from 1997 until December 2007, most recently serving as Vice President and Corporate Controller.  Mr. Rosenthal obtained a B.S. degree in accounting from San Jose State University, and an M.B.A. from Santa Clara University.

Trevor Heritage joined Symyx in connection with Symyx’s acquisition of MDL Information Systems, Inc. (“MDL”) in October 2007 and is now serving as Symyx Software’s Senior Vice President, Product Management.  Prior to Symyx, he was an executive with MDL for three years before the acquisition, most recently as Senior Vice President and Chief Science Officer.  Prior to joining MDL, Dr. Heritage was with Tripos, Inc., a discovery informatics company focused on the life sciences industry, from 1994 to 2005, most recently serving as Senior Vice President and General Manager, Discovery Informatics.  Mr. Heritage obtained a BSc. Hons. Chemistry & Computer Science and a PhD. Organic Chemistry from University of Reading in the United Kingdom.

Richard Boehner joined Symyx in April 2007 to lead Symyx 's business development efforts as Executive Vice President, Chemicals and Energy, and was appointed as President, Research, in November 2007. Previously, Mr. Boehner served in corporate development and strategic planning roles at Sun Chemical Corporation, MacDermid Incorporated, Great Lakes Chemical and Allied Signal. Mr. Boehner has a B.S. and an M.B.A. from Colorado State University.

Gerard Abraham joined Symyx in July 2007, assuming leadership for the global Symyx Tools organization. He served most recently in several senior positions in the U.S. and overseas at Thermo Fisher Scientific Inc., including president of its process systems and process instruments divisions. Previously, he was with Hewlett-Packard and Matra-Harris. Mr. Abraham has a B.A. from the University of Paris, France and an Engineering degree from the Paris School of Optics.

Kevin Cronin joined Symyx in January 2001 as Vice President for sales and business development for Symyx Tools, and was appointed Senior Vice President, Symyx Sales, in April 2007.  Prior to Symyx, he spent 15 years developing and implementing discovery informatics systems for the pharmaceutical industry, first as a research scientist and then business leader at MDL Information Systems. Mr. Cronin received his B.S. degree in chemistry from University of Washington in Seattle and his M.S. degree in chemistry from University of California, Berkeley.

STOCK OPTION EXCHANGE
QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $12.00 per share (Offer).  These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1	What is the stock option exchange program?

A1
Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees to exchange stock options that have an exercise price that is equal to or greater than $12.00 per share (also referred to in these materials as Eligible Option Grants) for a reduced number of replacement options (also referred to in these materials as Replacement Options) to purchase shares of our common stock for an exercise price equal to the closing sales price of our common stock as reported on The Nasdaq Global Select Market (also referred to in these materials as Nasdaq) on the date of grant (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale) (also referred to in these materials as the Fair Market Value).  The Replacement Options will be granted pursuant to our 2007 Stock Incentive Plan (also referred to in these materials as the 2007 Plan).  We expect to grant the Replacement Options immediately after the expiration of the Offer on September 10, 2008, at 5:00 p.m., U.S. Pacific Time, unless we extend the expiration of the Offer to a later date.

The Offer will be open to all persons (also referred to in these materials as Eligible Employees) that as of the commencement of the Offer are employed by us and our subsidiaries.  However, members of our Board of Directors, our executive officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for Replacement Options with exercise price equal to the Fair Market Value on the date of grant.

Q2	Why is the Option Exchange Program being offered?

A2
In light of the decline in the price of our common stock during the last several years, we recognize that many of our employees hold options with exercise prices significantly higher than the current market price of our common stock.  As of July 31, 2008, Eligible Employees held options for approximately 2,888,939 shares with exercise prices equal or greater than $12.00 per share.  As of July 31, 2008, the closing price of our common stock as reported by the Nasdaq was $9.49.  We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs.  Options that are substantially “out of the money” are no longer effective as performance and retention incentives.  We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3
We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders.  Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.  Additionally, one of the goals of the Offer is to reduce our significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees.

Q4	What options may I exchange as part of this program?

A4
As described more fully below, we are offering to exchange certain stock options held by Eligible Employees that are currently outstanding under our 1997 Stock Plan, 2001 Nonstatutory Stock Option Plan and 1996 Stock Option Plan (along with our 2007 Plan, the Company Option Plans).

Any option with an exercise price equal to or greater than $12.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be September 10, 2008, or a later date if we extend the Offer, will be eligible for exchange.

If you attempt to exchange an option having an exercise price less than $12.00 per share, that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

Q5	May I tender options that I have already exercised?

A5
The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many Replacement Options will I receive for the options that I exchange?

A7
The number of Replacement Options that you will receive in the Offer is related to the exercise price of your Eligible Option Grants.  We have established five exchange ratios for Eligible Option Grants depending on their exercise prices.  The following table sets forth the five exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option

$12.00-$18.00	2 to 1
$18.01-$25.49	3.5 to 1
$25.50-$30.00	4.5 to 1
$30.01-$35.00	8 to 1
$35.01-$58.25	30 to 1

The total number of Replacement Options an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share.  For example, if an Eligible Employee holds an option to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 500 shares (i.e., after applying the applicable 2 to 1 exchange ratio set forth in the table above) with such Replacement Option having an exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted.

Q8	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A8
Our stock option exchange program is designed to balance our interests and those of our employees and stockholders. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Option Grants surrendered in the exchange, as calculated using a binomial option valuation model established by a third party.

Q9
If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A9
Yes. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants might prove to have been worth more than the Replacement Options that you receive in exchange for them.   For example, if you exchange Eligible Option Grants covering 100 shares with an exercise price of $15.00 per share, you would receive a Replacement Option covering 50 shares (after applying the applicable exchange ratio of two (2) Eligible Option Grant shares for every one (1) Replacement Option share). Assume, for illustrative purposes only, that the exercise price for the Replacement Options is $7.00 per share.  Also assume, for illustrative purposes only, that two years after the Replacement Option grant date the fair market value of our common stock had increased to $32.00 per share. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $32.00 per share, you would have realized a pre-tax gain of $1,700, but if you exchanged your options and sold the shares subject to the Replacement Options for $32.00 per share, you would only realize a pre-tax gain of $1,250.

Note that this discussion does not take into account vesting.  Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions.   You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.

Q10	When will I receive my Replacement Options?

A10
If you participate in the Offer, we expect to grant you your Replacement Options immediately after September 10, 2008, or a later date if we extend the expiration of the Offer to a later date (also referred to in these materials as the Expiration Date).

Q11	How will my Replacement Options vest?

A11
Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of your continued employment with us or one of our Subsidiaries. The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term. The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE DATE TWO YEARS FROM THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, THEN YOU WILL FORFEIT ANY REPLACEMENT OPTIONS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

Under the terms of the 2007 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally become fully vested in the event of certain change-in-control transactions.

Q12	What are the other terms and conditions of my Replacement Options?

A12
Replacement Options will be nonstatutory stock options granted pursuant to the 2007 Plan. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately after the Expiration Date.  The term of each Replacement Option shall equal the remaining term of the Eligible Option Grant that it replaced.  Eligible Employees generally will recognize taxable income upon the exercise of Replacement Options granted under the 2007 Plan, and the taxable income is subject to income and employment tax withholding.  All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2007 Plan. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise.  For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2007 Plan prospectus and supplement on our intranet website.

Q13	Are there conditions to the Offer?

A13
Yes.  The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer Documents which you should read carefully.  However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged.

Q14	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A14
In order to receive Replacement Options, you must be employed by us or by our Subsidiaries (including employees on a leave of absence) on the Commencement Date and you must remain continuously employed by us or one of our Subsidiaries or be on a leave of absence protected by statute through the date Replacement Options are granted.  However our executive officers, members of our Board of Directors, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted are not eligible to participate in the Offer.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.  YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.  IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $12.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

Q15	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A15
If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Replacement Options on the date Replacement Options are granted.  If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

Q16	Are the terms and conditions of the Offer the same for everyone?

A16	Yes. The terms and conditions are the same for everyone who is eligible to participate in the Offer (See Question & Answer 14).

Q17	How should I decide whether or not to participate?

A17
We understand that this will be a challenging decision for everyone.  The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance.  As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq, our own stock price and our business and your desire and ability to remain an employee of Symyx until the Expiration Date and the date the Replacement Options become vested (also see Question & Answer 9).  Symyx cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q18	How does the Offer work?

A18
On or before the Expiration Date (which we currently expect to be September 10, 2008), you may decide to exchange any of your Eligible Option Grants for a reduced number of Replacement Options.  The number of Replacement Options you are entitled to receive upon exchange of your Eligible Option Grants will be determined by the applicable exchange ratio (see Question & Answer 7).

Q19	What if my Eligible Option Grants are not currently vested? Can I exchange them?

A19	Yes. Your Eligible Option Grants do not need to be vested in order for you to exchange them in response to the Offer.

Q20	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A20
If you have more than one Eligible Option Grant, then you may exchange any or all of them.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of the Eligible Option Grant that you tender in response to the Offer.

Q21
My options are separated between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws.  Can I cancel one part but not the other?

A21
No.  An option that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. Please note that all Replacement Options issued in the exchange will be nonstatutory stock options

Q22	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A22
Yes.  If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled options?

A23
Yes. Once we have accepted your tendered Eligible Option Grants, your tendered Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be September 10, 2008. (See Section 5)

Q24	Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A24
Replacement Options issued in the exchange will be nonstatutory stock options, regardless of whether the Eligible Option Grant was an incentive stock option or a nonstatutory stock option. The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.  The term of each Replacement Option shall equal the remaining term of the cancelled option that it replaced.  All other terms and conditions of the replacement stock options issued in the exchange program will be substantially the same as those that apply generally to stock options granted under the 2007 Plan.  If you exchange Eligible Option Grants for Replacement Options and your employment with us or one of our Subsidiaries terminates for any reason before two years from the date the Replacement Options are granted, then you will forfeit any Replacement Options received that remain unvested at the time your employment with us or one of our Subsidiaries terminates. (See Questions & Answers 11 and 12)

Q25	Will I have to pay taxes if I participate in the Offer?

A25
You generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. However, you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13)

IF YOU ARE AN EMPLOYEE WITH A TAX RESIDENCE OUTSIDE OF THE UNITED STATES AS OF THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER.

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q26	What are the tax implications for not participating in the Offer?

A26
We have designed the Offer to avoid changing the tax treatment of your Eligible Option Grants if you do not accept the Offer.  However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer.  A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonstatutory stock options.  If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q27	What if my employment is terminated prior to the Expiration Date?

A27
If you elect to exchange Eligible Option Grants, your election will be irrevocable after 5:00 P.M. U.S. Pacific Time on the Expiration Date, which is currently expected to be September 10, 2008.  Therefore, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to the Expiration Date, you will not receive any Replacement Options.  If your employment with us is terminated as part of any announced reduction in force, you will fall in this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS.

YOUR EMPLOYMENT IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q28	What if my employment is terminated after the date that my Eligible Option Grants are cancelled and before the date the Replacement Option is granted?

A28
If the Expiration Date and the date the Replacement Options are granted are different and your employment with us or one of our Subsidiaries is terminated, whether voluntarily, involuntarily or for any other reason (including death) after the Expiration Date and prior to the date the Replacement Options are granted, you will forfeit the Eligible Option Grants that were cancelled, and you will not receive any Replacement Options.  If your employment with us is terminated as part of any announced reduction in force, you will fall in this category.

THE OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

We expect to grant the Replacement Options immediately after the Expiration Date.

Q29	How long will the Offer remain open?

A29
Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Time, on the Expiration Date, which is currently expected to be September 10, 2008.  We currently have no plans to extend the Offer beyond September 10, 2008.  However, if we do extend the Offer, you will be notified of the extension.  If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q30	What do I need to do to exchange my Eligible Option Grants?

A30
To exchange your Eligible Option Grants, you must complete and submit the Election Form found on our intranet website to Global Shares via email at Symyx@GlobalShares.com or facsimile to (925) 886-8822 before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be September 10, 2008.  If you are an employee on a leave of absence as of the Commencement Date, we will mail to you an Election Form and Notice of Withdrawal. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q31	What is the deadline to elect to participate in the Offer?

A31
You must deliver your Election Form to Global Shares via email at Symyx@GlobalShares.com or facsimile to (925) 886-8822 by 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be September 10, 2008.  Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.  If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q32	Can I change my election? How often?

A32
Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each to Global Shares via email at Symyx@GlobalShares.com or facsimile to (925) 886-8822, prior to the deadline.  There is no limit to the number of times you can change your election prior to the deadline.  However, the last Notice of Withdrawal or Election Form delivered prior to the deadline will determine your decision to elect.

Q33	What will happen if I don’t turn in my form by the deadline?

A33	If you miss this deadline, you cannot participate in the Offer. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted.

Q34	Will I receive a confirmation of my election?

A34
Yes.  After you deliver an Election Form, Global Shares will send you an email confirmation indicating we have received your Election Form and stating where you can find information regarding the number of Replacement Options that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Global Shares will send you an email confirmation indicating we have received your Notice of Withdrawal. You should print these email confirmations and keep them with your records.

Q35	What if I don’t accept the Offer?

A35
The Offer is completely voluntary.  You do not have to participate, and there are no penalties for electing not to participate in the Offer.  However, if you are an employee residing in the United States, you choose not to participate in the Offer and your Eligible Option Grants are incentive stock options, and if the Offer is extended beyond its original Expiration Date, then the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options. For further details, please consult with your personal tax advisor.

Q36	Where do I go if I have additional questions about the Offer?

A36
Please direct your questions to Jim Vidano at exchangeoffer@symyx.com or Global Shares at Symyx@GlobalShares.com.  We will review these questions periodically throughout the exchange period and to the extent we deem it appropriate, we will add the appropriate information to the Questions & Answers section of our intranet website.